EXHIBIT 99.1

PRESS RELEASE

For Immediate Release
February 2, 2011

PENINSULA GAMING RECEIVES REQUISITE CONSENTS IN CONSENT SOLICITATION RELATING TO ITS 8⅜% SENIOR SECURED NOTES DUE 2015 AND EXECUTES SUPPLEMENTAL INDENTURE

Dubuque, Iowa – February 2, 2011 – Peninsula Gaming, LLC (the “Company”), a casino entertainment company with gaming operations in local markets in Iowa and Louisiana, announced today that the Company and Peninsula Gaming Corp., a wholly-owned subsidiary of the Company (together, the “Issuers”) have received the requisite consents to adopt the proposed amendments to the indenture (the “Secured Notes Indenture”) governing the Issuers’ 8⅜% Senior Secured Notes due 2015 (the “Secured Notes”) pursuant to their previously announced consent solicitation for the Secured Notes.  Adoption of the proposed amendments requires the consents of holders of a majority in aggregate principal amount of the Secured Notes (the “Requisite Consents”).

The Issuers have notified U.S. Bank National Association, the trustee under the Secured Notes Indenture (the “Trustee”), that they have received the Requisite Consents, and consequently, the Issuers and the Trustee have executed a supplemental indenture giving effect to the proposed amendments (the “Supplemental Indenture”).  As such, pursuant to the terms of the consent solicitation, consents may no longer be revoked.

The consent solicitation is scheduled to expire at 5:00 p.m., New York City time, on February 2, 2011, unless extended or earlier terminated (the “Expiration Date”). Holders of Secured Notes who validly deliver consents by the Expiration Date in the manner described in the consent solicitation statement will be eligible to receive consent consideration equal to $1.25 per $1,000 principal amount of Secured Notes for which consents have been delivered. Holders delivering consents after the Expiration Date will not receive consent consideration.

Consent consideration will be paid as promptly as practicable after the Expiration Date and the satisfaction or waiver of the applicable conditions, at which time the amendments to the Secured Notes Indenture contained in the Supplemental Indenture will become operative. If the amendments to the Secured Notes Indenture contained in the Supplemental Indenture become operative, such amendments will be binding upon all holders of Secured Notes, whether or not such holders have delivered consents.

The purpose of the consent solicitation is to obtain approval of the amendments to the Secured Notes Indenture contained in the Supplemental Indenture to enable the Issuers to issue additional second-lien notes under the Secured Notes Indenture pursuant to the first-lien senior secured debt basket of the Secured Notes Indenture (with any issuance of additional Secured Notes under that basket effectively reducing the amount of first-lien secured debt that can be incurred under the Secured Notes Indenture).

The Issuers have retained Credit Suisse Securities (USA) LLC to act as Solicitation Agent in connection with the consent solicitation.

Questions about the consent solicitation may be directed to Credit Suisse at (800) 820-1653 (toll free) or (212) 538-2147 (collect). Requests for copies of the consent solicitation statement and related documents, and assistance relating to the procedures for delivering consents, may be obtained by contacting i-Deal LLC, the Information and Tabulation Agent, at (888) 593-9546 (toll free).

This press release is not a solicitation of consents, and no recommendation is made, or has been authorized to be made, as to whether or not holders of Secured Notes should consent to the adoption of the proposed amendments pursuant to the consent solicitation. Each holder of Secured Notes must make its own decision as to whether to give its consent to the proposed amendments. The consent solicitation is being made solely pursuant to the consent solicitation statement, dated January 27, 2011. The consent solicitation is not being made to holders of Secured Notes in any jurisdiction in which the making thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Peninsula Gaming

The Company, through its subsidiaries, engages in the ownership and operation of casino and off-track betting parlors. It owns and operates the Diamond Jo casino in Dubuque, Iowa, the Diamond Jo casino in Worth County, Iowa, the Amelia Belle Casino in Amelia, Louisiana, the Evangeline Downs Racetrack and Casino in St. Landry Parish, Louisiana and five off-track betting parlors in Port Allen, New Iberia, Henderson, Eunice and St. Martinville, Louisiana. The Company was founded in 1999 and is based in Dubuque, Iowa. The Company is a subsidiary of Peninsula Gaming Partners, LLC.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the securities laws. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions in the Company’s local and regional markets, competition, risks associated with new ventures and acquisitions, government regulation, including licensure requirements and legalization of gaming, availability and adequacy of the Company’s cash flows to satisfy the Company’s obligations, changes in interest rates, legal proceedings, future terrorist acts, loss due to casualty, weather or mechanical failure, and other factors detailed in the reports filed by the Company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company assumes no obligation to update such information.

Contact:

Peninsula Gaming, LLC
301 Bell Street
Dubuque, Iowa 52001
Natalie A. Schramm, 563-690-4977